Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
NexPoint Real Estate Finance, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-263300) on Form S-3, (No. 333-251854) on Form S-3 and (No. 333-238075) on Form S-8 of our report dated March 31, 2023, with respect to the consolidated financial statements of NexPoint Real Estate Finance, Inc.

/s/ KPMG LLP

Dallas, Texas
March 31, 2023